Filed Pursuant to Rule 433

Registration No. 333-203761

Dated November 2, 2015

Southwest Airlines Co.

$500,000,000 2.650% Notes due 2020

Pricing Term Sheet

Issuer:	Southwest Airlines Co.

Principal Amount:	$500,000,000

Maturity:	November 5, 2020

Coupon:	2.650%

Price to Public:	99.907%

Yield to Maturity:	2.670%

Spread to Benchmark Treasury:	+112.5 basis points

Benchmark Treasury:	1.375% UST due October 31, 2020

Benchmark Treasury Price and Yield:	99-06; 1.545%

Interest Payment Dates:	May 5 and November 5, commencing May 5, 2016

Redemption Provisions:

Make-Whole Call:	At any time prior to October 5, 2020 at a discount rate of Treasury plus 20 basis points

Par Call:	Par call at any time on or after October 5, 2020

Change of Control Offer:	If a change of control triggering event occurs with respect to the Notes, the issuer will be required, subject to certain conditions, to offer to repurchase the Notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.

Settlement:	November 5, 2015 (T+3)

CUSIP/ISIN:	844741 BB3 / US844741BB35

Ratings (Moody’s/S&P/Fitch):*	Baa1/BBB/BBB+

Joint Book-Running Managers:	Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Barclays Capital Inc.

Co-Managers:	BNP Paribas Securities Corp. Wells Fargo Securities, LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement included in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 1-800-831-9146; Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322; or Barclays Capital Inc. at 1-888-603-5847.